Exhibit 23.3

Ian T. Blackley

President, Chief Executive Officer and Director

Overseas Shipholding Group, Inc.

1301 Avenue of the Americas
New York, New York 10019

May 4th, 2015

Dear Sir/Madam:

In reference to the prospectus (the “Prospectus”) included in the registration statement on Form S-1 (the “Registration Statement”) relating to the initial public offering of Class A common stock of Overseas Shipholding Group, Inc. (the “Company”), we hereby consent to all references to our name in the Prospectus and the use of the statistical data, graphs, tables, and other information supplied by us set forth in the sections of the Prospectus entitled “Prospectus Summary” and “Industry Overview — The International Oil Tanker Shipping Industry.” We further advise you that our role has been limited to the provision of such statistical data, graphs, tables, and other information supplied by us. With respect to such information, we advise you that:

(1) We have accurately described the oil tanker industry; and

(2) Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker industry.

We hereby consent to all references to our firm in the Prospectus.  We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the reference to our firm in the section of the Prospectus entitled “Experts.”

Yours sincerely,

Group Managing Director

Drewry Shipping Consultants Ltd.